Exhibit 10.22

Akamai Technologies, Inc.
Form of Executive Bonus Plan

Name:                                 Performance Period: FY 2016
Title:

This 2016 Executive Bonus Plan sets forth your annual compensation for 2016 based on the achievement of certain corporate and individual performance objectives. In order to receive your annual cash incentive bonus, you must be an employee and a member of the CEO’s staff throughout all of 2016 and the corporate and individual objectives must be met, as described more thoroughly below. The Compensation Committee will resolve all questions arising in the administration, interpretation and application of this plan, and the Compensation Committee’s determination will be final and binding on all concerned. Where permitted by applicable law, the Compensation Committee reserves the right to modify, at its discretion and at any time, the terms of this plan, including, but not limited to, the performance objectives, targets, and payouts.

Annual Compensation Levels at Target Performance

Base salary:	$____________
Annual cash incentive bonus at target:	$____________
Total Cash Compensation at target:	$____________
Performance Objectives/Targets

Your 2016 cash incentive bonus is comprised of two components: corporate financial performance during Fiscal Year 2016 against a non-GAAP revenue target (50%) (the “Revenue Component”), corporate financial performance during Fiscal Year 2016 against a non-GAAP operating income target (50%) (the “Operating Income Component” and together with the Revenue Component, the “Financial Components”). The method for calculating corporate financial performance used to determine the Financial Components is described in the attached Schedule 1. In the event of any question as to whether the components of the Financial Components have been satisfied, the Compensation Committee shall make such determination. The Compensation Committee also has the authority to make downward discretionary changes to the payout amount. The amounts payable to you under the Financial Components are as follows:

Akamai Performance Against
Target from Schedule 1 For performance at intermediate percentages not specified, the amount paid shall be calculated based on where actual performance falls on the “slope” between the two identified tiers.
Amount Payable to You

90% of Target        0% of Component ($___________)
100% of Target:        100% of Component ($____________)
110% or greater of Target:        200% of Component ($____________)

In addition to the performance metrics described above, the Compensation Committee has determined that, with respect to certain executives, including you, the annual bonus payment will be limited to a specified percentage of the Company’s operating income. In no event will the annual bonus payment hereunder exceed the percentage of operating income allocated to you, as certified in writing by the Compensation Committee within thirty (30) days following the filing of Akamai’s SEC 10-K filing for FY 2016. Further, to the extent that your employment with the Company is terminated under circumstances that would entitle you to benefits under the Company’s Executive Severance Pay Plan (the “Plan”), any payment of a lump sum bonus to you pursuant to Section 5(b) of the Plan will be subject to the operating income allocation established by the Compensation Committee and will be made to you only after the Compensation Committee has certified the percentage of operating income allocated to you in accordance with the preceding sentence.

The payment of any annual incentive bonus will be made to you promptly following the Compensation Committee’s written certification of the amount payable hereunder described in the preceding paragraph, but no later than March 15, 2017.

Acceptance:        __________________________            ________________
        Date

Approved by:        __________________________            ________________
Date
SCHEDULE 1
CORPORATE FINANCIAL PERFORMANCE MEASUREMENT METHODOLOGY
A.    Overview; Definitions

The target amount for payment at 100% of the Revenue Component is $_____ million. The target amount for payment at 100% of the Non-GAAP Operating Income Component is $_______ million.

For purposes of this Agreement, such metrics shall have the following meanings:

“Revenue” shall mean the Company’s consolidated revenue for fiscal year 2016 calculated in accordance with generally accepted accounting principles in the United States (US) of America and adjusted for constant currency (defined as revenue denominated in US dollars plus revenue denominated in foreign currencies converted to US dollars at 2016 budgeted foreign currency exchange rates) and other non-recurring or unusual items that may arise from time to time.

“Non-GAAP Operating Income” shall mean the Company’s consolidated annual operating income for fiscal year 2016, which is income from operations before income taxes, interest income, interest expense and other income/expense, adjusted for items excluded by the Company in determining non-GAAP earnings including amortization of acquired intangible assets; stock-based compensation; amortization of capitalized stock-based compensation; amortization of capitalized interest expense; other operating expenses (comprised of acquisition-related costs, restructuring charges, gains and losses on legal settlements and costs incurred with respect to Akamai's internal investigation relating to sales practices in a country outside the U.S.); and other non-recurring or unusual items that may arise from time to time. Non-GAAP operating income will be adjusted for constant currency.

If, on December 31, 2016, the Company is required to make periodic reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K shall constitute its “Public Company Financial Statements” and shall apply. If, on December 31, 2016, the Company is not required to make periodic reports under the Exchange Act, the Company’s regularly prepared annual audited financial statements prepared by management shall be its “Private Company Financial Statements” and shall apply. The Public Company Financial Statements or Private Company Financial Statements, as applicable, may be referred to herein as the “2016 Financial Statements.”

B.    Effect of an Acquisition or Disposition by Akamai

In the event that Akamai closes an Acquisition Transaction or Disposition Transaction during 2016, the Compensation Committee shall make adjustments to affected performance targets to give effect to the expected impact on such targets of the applicable Acquisition Transaction or Disposition Transaction (including whether it is accretive or not) based on management’s good faith estimate of the projected impact as presented to the Board of Directors and/or Compensation Committee. An “Acquisition Transaction” means (i) the purchase of more than 50% of the voting power of an entity, (ii) any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution or share exchange involving Akamai and an entity not previously owned by

Akamai, or (iii) the purchase or other acquisition (including, without limitation, via license outside of the ordinary course of business or joint venture) of assets that constitute more than 50% of another entity’s total assets or assets that account for more than 50% of the consolidated net revenues or net income of such entity. A “Disposition Transaction” means the sale of a division, business unit or set of business operations and/or related assets to a third party.

All determinations of the Compensation Committee regarding the estimated impact of an Acquisition Transaction shall be final, binding and non-appealable. The cumulative impact of all Acquisition Transactions shall be set forth in a statement delivered upon payment, if any, of the bonus contemplated by this plan. This plan shall be deemed to be automatically amended, without further action by the Company or the executive, to give effect to any adjustments required by this Section B.